Exhibit 99.2

State Gives Uranium Resources, Inc. Permission to Conduct Exploratory Drilling in New Mexico

ALBUQUERQUE, N.M.--(BUSINESS WIRE)--November 10, 2008--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium exploration, development, mining and production company, today announced that the Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department granted URI a permit to conduct exploratory drilling in the Ambrosia Lake area, where the company has approximately 2.4 million pounds of mineralized uranium material combined on several sections.

The permit allows URI to drill 10 uranium exploratory holes on SE1/4 of Sec. 13, T13N, R9W, which is six miles west of the village of San Mateo. The permit area, which is less than five acres, is removed from any commercial or residential structures and the impact to the land will be minimal.

“We have just under one million pounds of in-place mineralized uranium material on Section 13, and these exploratory holes will allow us to determine if the uranium in this area is amenable to the situ recovery (ISR) method of extraction.” said Richard Van Horn, URI executive vice-president and chief operating officer.

URI will retrieve core samples to evaluate the properties of the ore and determine if the uranium can be mined utilizing the ISR method, which is a non-intrusive, environmentally friendly process where the ore is mined in-place, resulting in less surface disturbance, fewer health risks to workers and negating the need for a conventional mill and associated tailings.

“URI has been a leader in the ISR field for over 30 years and has safely mined, over seven million pounds of uranium in Texas during this period.” said Mr. Van Horn. “This permit will allow us to demonstrate to all New Mexicans that our practices are safe. It is also the first step in our strategy to advance production in New Mexico, where we have over 100 million pounds of in-place, mineralized uranium material.”

URI will drill in accordance with the requirements of the permit, which is effective for one year, and currently plans to defer drilling to avoid challenges and costs associated with winter weather.

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 100 million pounds of uranium in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Company:
Uranium Resources, Inc.
April Wade, 505-440-9441
Communications/Government Relations
AWade@uraniumresources.com
or
Media:
Gerges Scott, 505-888-5877
DW Turner
gscott@dwturner.com